Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Money Market Trust

We consent to the use of our report, dated February 25, 2008, incorporated herein by reference, for Western Asset Money Market Fund and Western Asset Government Money Market Fund, each a series of Legg Mason Partners Money Market Trust, as of December 31, 2007, and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 25, 2008